Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Agrees to Sell Certain Western Canada Conventional Oil and Gas Assets

Calgary, March 17, 2014 — Imperial Oil Limited has reached an agreement to sell its interest in assets located in Boundary Lake, Cynthia/West Pembina, and Rocky Mountain House in Western Canada to Whitecap Resources Inc. for approximately CA$855 million. The transaction is expected to close in May.

Located in British Columbia and Alberta, the assets involved in the transaction produced about 15,000 oil-equivalent barrels per day in 2013 on a net before royalty basis. Production is split evenly between oil and gas.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

FOR MORE INFORMATION, CONTACT:

John Charlton Investor Relations 403-237-4537	Leanne Dohy Public and Government Affairs 403-237-2710